Exhibit 99.1

TapImmune to Present New Data at San Antonio Breast Cancer Symposium on December 10, 2015

PR Newswire

JACKSONVILLE, Florida, December 7, 2015

JACKSONVILLE, Florida, December 7, 2015 /PRNewswire/ --

TapImmune, Inc. (TPIV), a clinical-stage onco-immunology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer & metastatic disease, today announced its Chairman and CEO, Dr. Glynn Wilson, will be presenting new data at the 2015 San Antonio Breast Cancer Symposium, which will be held in San Antonio, Texas onDecember 8 - 12, 2015.

Data will be presented at the poster session, "Treatment: Immunotherapy" on Thursday, December 10, from 7:30 am to 9:00 am. The poster titled, "Robust generation of T-cell immunity to HER2 in HER2+ breast cancer patients with a degenerate subdominant HLA-DR epitope vaccine," was co-authored by Dr. Wilson, Dr. Knutson, Dr Degnim and other researchers from the Mayo Clinic in Rochester, MN.

The poster presentation will include previously unpublished data from a concluded Phase 1 trial conducted at the Mayo Clinic on a T-cell stimulating vaccine (TPIV 100) for the indication of HER2/neu breast cancer.  TapImmune has the Exclusive Option to license this technology from the Mayo Clinic.  The percent of patients that responded with augmented T cell immunity to the four peptide antigens contained in the vaccine was high for each peptide ranging from 68-88%, which led to the 90% of the patients augmenting T cells that recognized naturally processed HER2 antigen.  "This presentation will present evidence of a robust and significant immune response using antigens designed to target HER2/neu epitopes known to be important targets in a variety of cancers. These are compelling data that has made us excited about initiating development efforts towards a Phase 2 program with this product" stated Dr. Wilson

About TapImmune Inc.

TapImmune Inc. is an immunotherapy company specializing in the development of innovative technologies for the treatment of cancer, including metastasis, and infectious disease. The Company's peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients' killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company's technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company's website at http://www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company's expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements". Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company's most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at http://www.sec.gov . The Company assumes no obligation to update the forward-looking statements.

Contacts:
TapImmune Inc.,
Glynn Wilson, Ph.D.
Chairman & CEO
+1-866-359-7541